Exhibit 99.2

REHABCARE CONFERENCE CALL SCRIPT

August 3, 2006

INTRODUCTION BY CONFERENCE OPERATOR

INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; our ability to comply with the terms of our borrowing agreements; changes in governmental reimbursement rates and other regulations or policies affecting the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel;

significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I’m John Short, President and CEO of the Company. Joining me from management are: Tom Davis, Executive Vice President and Chief Development Officer; Pat Henry, Executive Vice President, Traditional Business; Scott Jones, Symphony’s President and CEO; Jay Shreiner, Chief Financial Officer; Don Adam, Senior Vice President, Acquisitions; David Groce, Senior Vice President and General Counsel; Jeff Zadoks, Corporate Controller; and Betty Cammarata, Director of Investor Relations. We will be available during the question and answer period following our formal remarks.

I would like to welcome our new colleagues joining us for the first time from Symphony Health Services, Louisiana Specialty Hospital in New Orleans and RehabCare Rehabilitation Hospital–Permian Basin in Midland, Texas, representing the three strategic acquisitions we completed over the past quarter. We look forward to the significant contributions each of these operations will bring RehabCare as we continue to deliver on our strategy of creating continuums of post acute care in key geographic markets throughout the United States.

With these three acquisitions, we have completed the most productive strategic period in the Company’s history accelerating our continuum strategy in over 50 markets and providing us the opportunity to gain efficiencies and economies of scale throughout our service network. While we will continue to be active in pursuing joint venture and other partnership opportunities, we will now turn our focus to integrating these new businesses to maximize their profitability.

In the month since we closed on the Symphony purchase, we have had many early successes in our efforts to generate cost synergies in our back office functions, while investing heavily in communications and planning to ensure that the cultural and organizational integration have proceeded smoothly. These include the integration of all payroll processing, the transfer of all accounts payable activities, and, most importantly, finalizing our organizational and people plans. We have also identified opportunities to accelerate and increase synergies from the integration process. Primarily as a result of an acceleration of the point of service technology roll-out plan, we now expect to achieve synergies in the range of $10-$14 million, up from our earlier estimates of $8-$12 million, within an 18-month period, compared to our earlier projection of 24 months. Symphony’s Polaris and VTA divisions continue to perform as expected.

At the same time, we have encountered some obstacles that will result in short term declines in Symphony’s RehabWorks division operating performance. Specifically we anticipated we could convert their time keeping and management reporting systems to our PROMOS operating system on July 1. After extensive testing and analysis we determined we will need most of the third quarter to shift these functions onto our systems and that it is critical that we begin moving their therapists onto our hand-held point of service technology much more rapidly than anticipated. Secondly, we have instituted training programs in support of new field processes. These activities, when combined with the transition issues associated with a transaction of this size and scope, will negatively impact therapist productivity and also result in short term interruption of field level management tools for the RehabWorks locations. Our management team has been re-budgeting the entire 500 plus RehabWorks sites to ensure we minimize the disruption, facilitate the introduction of our new systems and processes, and identify operational synergies in the markets where we overlap. This re-budgeting process will continue over the next several weeks.

With all of these factors considered, we now expect some dilution to our earnings over the balance of the year. The third quarter performance will be most affected by these issues with anticipated improvement in the fourth quarter.

Now I would like to turn to our second quarter operating performance beginning with our freestanding hospital division.

Freestanding Hospitals

Less than one year ago, we formed this division with the acquisition of four MeadowBrook hospitals. Since then, we have acquired the Louisiana Specialty Hospital, located in West Jefferson Medical Center, where we also manage one ARU, three outpatient sites and four contract therapy sites further enhancing our continuum of care in New Orleans. We have also acquired the RehabCare Rehabilitation Hospital-Permian Basin in Midland, Texas, where we have provided management and therapy services since 1988. We also operate two outpatient and two contract therapy sites in this continuum market. This expands the division to seven wholly owned freestanding hospitals. Our eighth hospital, Northwest Texas Rehabilitation Hospital, in Amarillo, is under construction and expected to open in October. With the addition of Midland and Amarillo, the division will have annualized net operating revenues approaching $100 million in 2007. In addition, we operate a 40% owned joint venture rehab hospital in Kokomo, Indiana.

I am excited to report that this division generated positive operating profit, inclusive of corporate overhead allocations. These positive results are ahead of our prior expectations and we now expect the division, including start-up costs for Midland in the third quarter and Amarillo in the fourth quarter, to be accretive for the full year of 2006. The improved sequential performance is attributable to stabilization and growth of average patient census throughout our portfolio of hospitals.

We will continue to actively pursue joint ventures and acquisitions of freestanding facilities, which will solidify our geographic post-acute continuums of care. Our pipeline of potential joint ventures remains robust with 13 letters of intent that remain active and several additional pre-LOI opportunities under review.

Turning to Hospital Rehabilitation Services,

As we told you last quarter, despite the one year extension of the phase-in of the 75% Rule, in the near term we expect the rule to continue to create downward pressure on same store discharges. Sequentially, we experienced a 0.7 percent decline in ARU same store patient discharges. On a year to date basis, ARU same store discharges have declined 2.6 percent compared to the prior year, in line with our expectations. At June 30, the average compliance of all of our units was 65%. We saw growth in same store 75% compliant admissions of 0.8% sequentially and 4.7% compared to the year ago quarter. All our units are operating in their 60% compliance period through June 30, 2007.

Operation enhancement reviews performed in the second quarter on a subset of our facilities identified opportunities to increase the number of compliant cases admitted from our host hospitals. These initiatives have proven effective through a combination of education and process improvements in our admissions teams where implemented. As a result, over the next 12 months, we are expanding these initiatives with the expectation of growing our base of compliant acute rehab admissions. We believe we continue to perform significantly better than others in the industry in mitigating the impact of the rule.

Contract Therapy

In our contract therapy division, as expected, we achieved a gradual recovery sequentially from the significant negative impact of the Part B therapy caps. Since the automatic exception process was issued in mid-February, we saw a steady recovery in our Part B revenues and by the quarter end Part B revenues had recovered to approximately 95% of the pre-cap levels when measured on a same store basis. Part A to Part B revenue mix had also recovered to pre-cap levels. Sequentially, operating profit improved, but not to historical pre-cap levels, as the recovery was not complete until the end of the quarter. Symphony’s RehabWorks division has recovered similarly. During the cap recovery process, additional non-patient care therapist time was required to restore Part B services to appropriate levels. With the lion's share of this behind us, we have placed a renewed focus on productivity management through close scrutiny of daily patient care time.

We have implemented a revised wage adjustment approval process and have modified salary guidelines for all new hires. In addition, as we did last year, we will continue our pricing initiatives to include the 3.1% market basket increase recently released by CMS. The combination of these efforts will continue to drive lower cost per minute of therapy service delivered.

Jay Shreiner, will review our financial results for the quarter.

Thank you, John,

Net revenues for the first quarter of 2006 increased 17.8% to $127.7 million compared to $108.4 million in the same quarter last year and increased 4.9% from the first quarter of 2006. The year-over-year increase resulted primarily from our August 2005 acquisition of the assets of MeadowBrook Healthcare combined with the start-up of our Arlington, Texas facility in December 2005, and the subsequent acquisition of Louisiana Specialty Hospital in New Orleans in June 2006. In addition, Contract Therapy revenues increased as the division operated on average approximately 6 percent more locations. The revenue increase was partially offset by the negative influence of the Part B therapy caps.

Net income declined to $3.5 million in the second quarter of 2006 compared to $5.5 million a year ago but improved from a net loss of $0.6 million in the first quarter of 2006. This loss included a $2.8 million loss on the write-off of our investment in InteliStaf. The key drivers of the second quarter 2006 results were strong performance of the freestanding hospital division, gradual recovery from the Part B therapy caps in contract therapy, continued pressure on therapist labor costs in both contract therapy and HRS as a result of a tight labor market, sequentially lower legal costs although they remained at elevated levels compared to the year ago period, and $0.6 million of pre-tax stock based compensation.

Earnings per share on a diluted basis for the quarter were $0.20, inclusive of $0.02 of net expense for stock-based compensation, compared to diluted earnings per share of $0.32 last year and a loss of $0.03 in the previous quarter.

Net revenues for Contract Therapy division were $63.1 million, an increase of 9.4% from $57.6 million in the second quarter of 2005. This year-over-year increase in revenue was driven by increases in the average number of locations and the improved rates resulting from the division’s third and fourth quarter 2005 pricing initiatives. Same store revenue growth was 2.1 percent down from the high single digit historical same store growth rates due to the effects of the Part B caps.

Sequentially, revenues grew 9.8%. This increase was driven by both Part B recovery initiatives and a 5.5% increase in the average number of locations. Same store revenue grew 4.2%.

Operating earnings for the division were $0.7 million in the second quarter of 2006 compared to operating earnings in the prior year second quarter of $3.2 million. Despite the recovery from the impact of the Part B therapy cap which occurred progressively throughout the quarter, lower therapist productivity combined with higher wage rates resulted in a year-over-year increase of 9% in labor and benefit costs per minute of therapy service.

Sequentially, operating earnings increased to $0.7 million from a loss of $1.3 million as Part A and Part B revenue mix improved throughout the quarter and labor and benefit costs per minute of therapy stabilized. Average hourly wage rates increased at an annualized rate of 1.5% during the quarter down substantially from first quarter’s annualized hourly rate increase of 7.7%.

The division finished the second quarter with 793 locations compared to 764 at both June 30, 2005 and March 31, 2006. We added 47 new locations during the quarter and closed 18. Of the closures, nine were for payment reasons or because they were unprofitable; one facility took their therapy program in-house; one client was lost due to a change in ownership; and seven clients chose to work with other vendors. The division’s backlog stood at 25 at the end of the quarter, down from 38 at the end of the prior quarter.

Second quarter HRS revenues were $45.2 million, a decline of 5.9% compared with last year’s second quarter at $48.0 million, and a decline of 2.7% on a sequential basis. Operating earnings for the division, declined to $4.7 million compared to $6.7 million in the prior year quarter, and $5.5 million last quarter.

Year-over-year HRS operating revenues decreased as a result of a 3.8 percent decline in the average number of locations operated and pricing pressure experienced on certain contract renewals. Year-over-year inpatient contracts declined as a result of a net reduction of five VitalCare contracts, five hospital-based skilled nursing units and one ARU.

Same store ARU discharges were down 4.0% year-over-year but only 0.7% sequentially. The negative impact of the 75% rule has been mitigated by the one-year delay in the phase-in of the rule and our continued efforts to identify additional qualifying patients by expanding our network of referral sources. We continue to expect a full year-over-year negative impact of 1-3% on same store discharges.

Second quarter HRS operating earnings were negatively impacted by increases in both internal and contract labor costs for therapists. Inpatient labor and benefit costs per discharge increased 5.3 percent compared to second quarter 2005 and outpatient labor and benefit costs per unit of service increased 8.7 percent. In addition, while second quarter 2006 legal fees associated with certain previously reported legal proceedings declined sequentially as expected, they remained approximately $0.3 million higher than the second quarter of 2005.

The division finished the quarter with 175 programs, a net decline of two sequentially, which is comprised of five openings, five closures and two conversions in connection with our Midland transaction. Of the five new openings, three were ARUs, and two were outpatient units. Of the five closures, one was an ARU, one was a subacute unit, and three were outpatient units. Two chose to close their units and three chose to self operate. The division’s backlog was nine at the end of the quarter, which included four ARU’s, two outpatient units, and three subacute units. This is an increase of two from the first quarter backlog.

Our HRS business development activities generated the signing of five acute rehab units, and two outpatient units in the second quarter. The Company now anticipates the number of HRS programs and ARU’s will remain flat during 2006.

Freestanding Hospitals reported net revenues of $16.9 million, and operating earnings of $0.5 million for the quarter, sequential improvements from first quarter 2006 net revenues of $15.2 million and operating losses of $0.3 million, respectively. This sequential revenue and operating profit improvement is attributable to improved patient census across the division. These improvements were enhanced by the contribution margin generated by Louisiana Specialty Hospital which was acquired on June 1.

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123R which requires the recognition of compensation expense for all share-based compensation awarded to employees, net of estimated forfeitures, using a fair value based method. During the second quarter of 2006, we recognized after tax share based compensation expense of approximately $0.4 million bringing the year-to-date amount to approximately $0.7 million, or $0.02 and $0.04 per diluted share respectively.

At June 30, we had $8.2 million in cash and cash equivalents. In addition, we had $101.5 million of restricted cash which was held in escrow at June 30 in order to effect the acquisition of Symphony on July 1. We had $100 million of borrowings against our newly amended revolving credit facility in order to fund the Symphony purchase escrow account. On June 16, our credit facility was increased to a capacity of $175 million and can be further expanded to $225 million upon our request and the approval of our bank group. We also had $9.1 million in subordinated long-term debt related to other acquisitions. Days sales outstanding increased sequentially by 0.8 days to 67.0 days from 66.2 days primarily due to a shift to more contract therapy receivables which have longer collection cycles. Cash flow from operations was $4.6 million for the second quarter 2006 while capital expenditures were $3.3 million.

Now I will turn the call back over to John.

Thank you, Jay.

Closing Remarks

This week, we are saying good-bye to Ed Trusheim, who is retiring from our Board having served as a director since 1992 and as the Company’s Chairman of the Board since 1998. During that time, Ed has provided exemplary leadership as the Company has grown from a single service-line business with $45 million in annual revenues to a provider of services throughout the full post acute continuum of care with annualized revenues of more than $500 million. I want to personally thank Ed for his unwavering commitment to the Company and the friendship and counsel he has provided over the years and for his willingness to extend his tenure as Chairman to ensure the smoothest possible transition to the next generation of Board leadership.

With Ed’s departure, the board has chosen Harry Rich as Chairman. Harry brings a wealth of fiscal and operational experience in a wide variety of industries and the ideal balance of business knowledge and responsible leadership for a company focused on progressive growth in a complex operating environment.

In closing, our management team is committed to delivering the following results:

1.	Further develop the post acute continuums in the 50 existing markets where we have significant market presence and opportunity in post acute care.
2.	Complete the Symphony integration plan and deliver the $12-14 million in cost savings as rapidly as possible.
3.	Raise our total Contract Therapy operating margins back to our historical 5-6%.
4.	Increase the number of 75% compliant acute rehab discharges in our ARU’s.
5.	Continue to expand our Freestanding Hospital division through the development of 5-7 joint ventures and/or wholly owned hospitals each year.

I’m confident we will accomplish these objectives because we have 15,000 dedicated healthcare professionals, among the best and brightest in the country, working everyday to achieve our vision of helping patients regain their lives.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the past few years. We invite you to view this information and hope it will be useful to you.

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